SEVENTH AMENDMENT TO LEASE
THIS SEVENTH AMENDMENT TO LEASE (“Seventh Amendment”) is made and entered into as of the 14th day of August, 2017 by and between COPLEY PLACE ASSOCIATES, LLC, a Delaware limited liability company (the “Landlord”), and WAYFAIR LLC, a Delaware limited liability company (the “Tenant”).
Reference is made to the following:
A.That certain lease (“Original Lease”) dated as of April 18, 2013, by and between Landlord and Tenant, as amended by a First Amendment to Lease (“First Amendment”) dated as of February 11, 2014, and a Second Amendment to Lease (“Second Amendment”) dated as of October 24, 2014, and a Third Amendment to Lease dated as of October 8, 2015 (“Third Amendment”), and a Fourth Amendment to Lease dated as of February 3, 2016 (“Fourth Amendment”), as supplemented by a letter agreement dated July 28, 2016 (the Fourth Amendment as so supplemented, the “Supplemented Fourth Amendment”), and a Fifth Amendment to Lease dated as of July 29, 2016 (“Fifth Amendment”), and a Sixth Amendment to Lease dated as of February 22, 2017 (“Sixth Amendment”) (the Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment, the Supplemented Fourth Amendment, the Fifth Amendment and the Sixth Amendment is referred to herein as the “Lease”) relating to the lease of space in the Office Section of the Building known as Copley Place, in Boston, Suffolk County, Massachusetts, as such space is more particularly described in the Lease (the “Premises”); and
B.Landlord and Tenant desire to further amend certain terms of the Lease, upon the terms and conditions set forth herein.
C.Each capitalized term used in this Seventh Amendment without definition or reference to a specific amendment to the Original Lease shall have the meaning ascribed to such term in the Original Lease.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease and otherwise agree as follows:

1.	Parking. For periods from and after the date hereof, Article 37 of the Original Lease is amended by adding the following provisions to the end of said Article 37 (as revised in the Fifth Amendment):
(a)Notwithstanding anything contained in this Article 37 to the contrary, commencing September 1, 2017 and expiring on August 31, 2019, inclusive (the “Parking Term”), the first paragraph of Article 37 shall not be in effect and the following provisions shall control in all respects relating to parking under the Lease. Upon the expiration of the Parking Term, the terms of the first paragraph of this Article 37 (as amended in the Fifth Amendment) shall then become effective.
(b)Commencing upon the Parking Term, Tenant (but expressly excluding any subtenants and employees of subtenants) shall have the right to use up to one hundred fifty (150) parking spaces at the rate of (i) Three Hundred Fifty and 00/100 Dollars ($350.00) per space, per month, from September 1, 2017 through August 31, 2018, and (ii) Three Hundred Eighty-Five and 00/100 Dollars ($385.00) per space, per month, from September 1, 2018 through August 31, 2019. Although the payment for such parking spaces shall be payable to the operator of the parking garage, in advance, the obligation to make such payment by Tenant shall be an obligation to pay Additional Rent under the Lease.
(c)Landlord and Tenant hereby agree that the above rates are based upon Tenant and its employees utilizing at least eighty (80) spaces per month beginning November 1, 2017. Commencing November 1, 2017 and continuing throughout the Parking Term, Landlord shall provide Tenant a monthly accounting of the number of parking spaces Tenant is utilizing. In the event Tenant is utilizing fewer than eighty (80) parking spaces for the upcoming month, such accounting shall provide the total amount due from Tenant to make up for such shortfall (i.e., $350 or $385, as applicable, multiplied by the number of parking spaces less than 80 that are being utilized by Tenant), in which case Tenant shall purchase parking vouchers from Landlord for use by visitors or clients in the amount of such shortfall. In the event Tenant is utilizing more than eighty (80) parking spaces for the upcoming month, such accounting shall provide the total amount in excess of the amount that would be due based on using only eighty (80) spaces (i.e., $350 or $385, as applicable, multiplied by the number of parking spaces in excess of 80 that are being utilized by Tenant). So long as the total net amount in such accounting is positive and there is no ongoing shortfall, Tenant shall not be required to purchase vouchers and such positive accounting shall offset any future shortfall. For clarification, in no event shall Landlord ever be required to refund any positive balance in such accounting, including upon the expiration of the Parking Term; such positive balance shall only be used to offset any amounts due for months whereby Tenant utilizes fewer than eighty (80) spaces.
(d)Upon the expiration of the Parking Term, Landlord shall not owe Tenant any amounts relating to such accounting; provided, Tenant shall be liable for any shortfall then existing in the accounting applicable to any period prior to the expiration of the Parking Term.
(e)Up to eighty (80) of the monthly parking spaces shall be located in the Copley Garage (as defined in the first paragraph of this Article 37). Any monthly parking spaces in excess of eighty (80) (but in no event shall the total number of parking spaces exceed 150) may be located, in Landlord’s sole discretion, in the Dartmouth Street Garage (as defined in the first paragraph of this Article 37).
2.Rules and Regulations. Subject to the terms and provisions of this Section 1 of this Seventh Amendment, Tenant and its employees shall be subject to the rules and regulations imposed from time to time by Landlord’s parking garage operator. Landlord shall not be liable or responsible for any loss of or damage to any car or vehicle, or any equipment or other property left therein, or damage to property or injuries (fatal or non-fatal) to persons in or about the parking areas except to the extent of the negligence or willful misconduct of Landlord or its respective employees or agents.
3.Brokerage. Tenant and Landlord represent that they have not dealt with a broker in connection with this Seventh Amendment, and that insofar as each party knows, no broker negotiated this Seventh Amendment or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold harmless Landlord its employees and agents from and against any claims against Landlord made by any broker or finder for a commission or fee in connection with this Seventh Amendment provided that Landlord has not in fact retained such broker or finder. Landlord agrees to indemnify, defend and hold harmless Tenant, its employees and agents from and against any claims against Tenant made by any broker or finder for a commission or fee in connection with this Seventh Amendment, provided Tenant has not in fact retained such broker or finder.
4.Miscellaneous.
A.This Seventh Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
B.Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
C.In the case of any inconsistency between the provisions of the Lease and this Seventh Amendment, the provisions of this Seventh Amendment shall govern and control.
D.Submission of this Seventh Amendment by Landlord is not an offer to enter into this Seventh Amendment, but rather is a solicitation for such an offer by Tenant. Neither party shall be bound by this Seventh Amendment until such party has executed and delivered the same to the other party.
[Signatures appear on the next succeeding page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Seventh Amendment to be executed under seal as of the date first above written.

LANDLORD:
COPLEY PLACE ASSOCIATES, LLC, a Delaware limited liability company

By:	SPG COPLEY ASSOCIATES, LLC, a Delaware limited liability company, managing member
By: /s/ John Rulli
Name: John Rulli
Title: President of Malls - Chief Administrative Officer

TENANT:
WAYFAIR LLC
By: /s/ Nicholas Malone
Its: CAO and Treasurer and not individually
hereunto duly authorized